Exhibit 4.2

Upon recording, return to:

Ms. Shawne M. Keenan

Eversheds Sutherland (US) LLP

999 Peachtree Street, N.E.

Atlanta, Georgia 30309-3996

PURSUANT TO §44-14-35.1 OF OFFICIAL CODE OF GEORGIA ANNOTATED, THIS INSTRUMENT EMBRACES,

COVERS AND CONVEYS SECURITY TITLE TO AFTER-ACQUIRED PROPERTY OF THE GRANTOR

OGLETHORPE POWER CORPORATION

(AN ELECTRIC MEMBERSHIP CORPORATION),

GRANTOR,

to

U.S. BANK NATIONAL ASSOCIATION,

TRUSTEE

SEVENTY-FIFTH SUPPLEMENTAL

INDENTURE

Relating to the Amendment of the Original Indenture

Dated as of October 18, 2017

FIRST MORTGAGE OBLIGATIONS

NOTE TO CLERK OF THE GEORGIA SUPERIOR COURT AND GEORGIA TAX COMMISSIONER: THIS INSTRUMENT IS A MODIFICATION OF THE ORIGINAL INDENTURE (AS IT HAS BEEN HERETOFORE SUPPLEMENTED, THE “EXISTING INDENTURE”).  THIS INSTRUMENT DOES NOT INCREASE THE PRINCIPAL BALANCE OF ANY OBLIGATION UNDER THE EXISTING INDENTURE, NOR DOES IT EXTEND THE MATURITY DATE OF ANY OBLIGATION UNDER THE EXISTING INDENTURE.  PURSUANT TO O.C.G.A. § 48-6-65(A), NO ADDITIONAL INTANGIBLE RECORDING TAX IS DUE UPON THE RECORDING OF THIS INSTRUMENT.  ALL INTANGIBLE RECORDING TAXES DUE IN CONNECTION WITH ALL OBLIGATIONS SECURED BY THE EXISTING  INDENTURE HAVE BEEN PAID.

THIS SEVENTY-FIFTH SUPPLEMENTAL INDENTURE, dated as of October 18, 2017 is between OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), formerly known as Oglethorpe Power Corporation (An Electric Membership Generation & Transmission Corporation), an electric membership corporation organized and existing under the laws of the State of Georgia, as Grantor (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as successor to SunTrust Bank, formerly SunTrust Bank, Atlanta, as Trustee (in such capacity, the “Trustee”).

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of March 1, 1997 (the “Original Indenture”), for the purpose of securing its Existing Obligations and providing for the authentication and delivery of Additional Obligations by the Trustee from time to time under the Original Indenture (capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Original Indenture as provided in Section 2.1 hereof);

WHEREAS, the Original Indenture has heretofore been amended and supplemented by seventy-four Supplemental Indentures (the Original Indenture, as heretofore, hereby and hereafter supplemented and amended, hereinafter sometimes called the “Indenture”), and the Original Indenture and the seventy-four Supplemental Indentures have been recorded as set forth on Schedule 1 attached hereto;

WHEREAS, by executing and delivering this Seventy-Fifth Supplemental Indenture, in accordance with the provisions of the Original Indenture, the Company desires to amend the Indenture as specified herein;

WHEREAS, Section 12.2 of the Original Indenture provides that, with the consent of the Holders of not less than a majority in principal amount of the Obligations of all series then Outstanding affected thereby (which consent is evidenced by one or more Acts of the Holder pursuant to Section 1.2 of the Original Indenture), the Company, when authorized by a Board Resolution, and the Trustee may enter into a Supplemental Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture, subject to the conditions set forth in Section 12.2; and

WHEREAS, the Holder or Holders of a majority in principal amount of all Obligations Outstanding under the Indenture have executed and delivered one or more Acts of the Holder to the Company and the Trustee consenting to the amendments to the Indenture specified herein in accordance with Sections 1.2 and 12.2 of the Original Indenture;

NOW, THEREFORE, THIS SEVENTY-FIFTH SUPPLEMENTAL INDENTURE WITNESSETH, that, to amend the Original Indenture as specified herein pursuant to Section 12.2 of the Original Indenture, the Company does hereby covenant and agree to and with the Trustee as follows:

ARTICLE I

AMENDMENT OF THE ORIGINAL INDENTURE

Section 1.1                                   Amendment of Granting Clause Second.  Granting Clause Second in the Original Indenture is hereby amended in its entirety such that Granting Clause Second, as amended, will read in its entirety as follows:

All other property, rights, privileges and franchises of the Company of every kind and description, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired by the Company, wherever located, including, without limitation, goods (including equipment, fuel, materials and supplies, but excluding electricity), Trust Moneys (as hereinafter defined), Designated Qualifying Securities (as hereinafter defined), accounts and general intangibles (but excluding contracts, contract rights and associated accounts and general intangibles other than contracts, contract rights and associated accounts and general intangibles in connection with contracts of the type and duration set forth in Subdivision C of Granting Clause First), and real property and interests in real property located in any of the counties in which any property described in Subdivision A or B of Granting Clause First is located, but excluding Excepted Property and Excludable Property, it being the intention hereof that all of such property, rights, privileges and franchises now owned by the Company or acquired by the Company after the date hereof (other than Excepted Property and Excludable Property) shall be as fully embraced within and subjected to the lien hereof as if such property were specifically described herein.

Section 1.2                                   Amendment of Definition of “Excepted Property” in the Original Indenture.

(a)                                 Paragraph A. of the definition of “Excepted Property” in the Original Indenture is hereby amended in its entirety such that paragraph A. thereof, as amended, will read in its entirety as follows:

A.                                    all cash on hand or in banks or other financial institutions (excluding proceeds of the Trust Estate in which the security interest created by this Indenture continues to be perfected pursuant to the Uniform Commercial Code, for so long as such perfection continues, and also excluding amounts deposited or required to be deposited with the Trustee pursuant to this Indenture), claims, choses in action and judgments (except claims, choses in action and judgments constituting proceeds of the contracts of the type and duration described in Subdivision C of Granting Clause First in which the security interest created by this Indenture is perfected pursuant to the Uniform Commercial Code, for so long as such perfection continues), contracts, contract rights and associated accounts and general intangibles (except to the extent set forth in Granting Clause Second), Stock (including, without limitation, any interest of the Company in the National Rural Utilities Cooperative Finance Corporation or in CoBank, ACB, but excluding Stock in any Subsidiary then issuing Designated Qualifying Securities), Undesignated Qualifying Securities (as hereinafter defined), attributes of an environmental or similar nature that are created or otherwise arise from the generation, purchase or sale of electricity or that result from the avoidance or reduction of the emission of any gas, chemical or other substance (including any and all environmental air quality credits, green credits, white credits, renewable energy credits or certificates, carbon credits, emissions reduction credits, energy efficiency or energy use reduction credits, certificates, tags, offsets, tax credits, emission allowances, or similar products or rights as well as reporting rights, however entitled, currently existing or later arising under local, state, regional, federal, or international legislation or regulation or voluntary program), bonds, notes, repurchase agreements, evidences of indebtedness and other securities and instruments, bills, patents, patent licenses and other patent rights, patent applications, service marks, trade names and trademarks, other than (i) Pledged Securities (as hereinafter defined), (ii) Designated Qualifying Securities and (iii) any other property referred to in this paragraph which is specifically described in Granting Clause First or is by the express provisions of this Indenture subjected or required to be subjected to the lien hereof;

(b)                                 Paragraph O. of the definition of “Excepted Property” in the Original Indenture is hereby amended in its entirety such that paragraph O. thereof, as amended, will read in its entirety as follows:

O.                                    all nuclear fuel, coal, oil and natural gas located outside the State of Georgia; and

Section 1.3                                   Amendment of Section 1.1 of the Original Indenture.

(a)                                 The definition of “Interest Charges” in Section 1.1 of the Original Indenture is hereby amended in its entirety such that such definition, as amended, will read in its entirety as follows:

“Interest Charges” for any period means the total interest charges (whether capitalized or expensed, provided that the obligation for the payment of such charges is secured under the Indenture or any Prior Lien), of the Company for such period (determined in accordance with Accounting Requirements), with respect to interest accruing on (i) Outstanding Secured Obligations of the Company, or (ii) outstanding Prior Lien Obligations of the Company, in all cases including amortization of debt discount and premium on issuance, but excluding all interest charges with respect to interest accruing on (a) Obligations authenticated and delivered on the basis of Qualifying Securities issued by a wholly-owned Subsidiary of the Company if such Subsidiary is required under such Qualifying Securities Indenture to earn Margins for Interest of not less than 1.10 times Interest Charges under a rate covenant substantially identical in substance to Section 13.14, and (b) Obligations the payment of which has been assumed by, and which have been paid by, Georgia Transmission Corporation (An Electric Membership Transmission Corporation) or its successors and assigns; PROVIDED, HOWEVER, that with respect to any calculation of Interest Charges for any period prior to the date hereof, “Interest Charges”

means the total interest charges (whether capitalized or expensed) of the Company for such period (determined as provided in the Existing Mortgage) with respect to interest accruing on indebtedness the obligation for the payment of which is secured under the Existing Mortgage or by a lien against property subject to the Existing Mortgage prior to or on a parity with the lien of the Existing Mortgage, other than “Permitted Encumbrances” (as defined in the Existing Mortgage), in all cases including amortization of debt discount and premium on issuance.

(b)                                 Paragraph B. of the definition of “Permitted Exceptions” in Section 1.1 of the Original Indenture is hereby amended in its entirety such that paragraph B. thereof, as amended, will read in its entirety as follows:

B.                                    as to property which the Company may hereafter acquire, any restriction, exception, reservation, term, condition, agreement, lease, sublease, covenant, limitation, interest or other matter which is of record on the date of such acquisition or expressed or provided in the deeds or other instruments under which the Company shall acquire the same, PROVIDED, that such matters do not (i) materially impair the use of such property for the purposes for which it is held by the Company, or (ii) evidence any mortgage, lien, security title, charge or encumbrance on or pledge of or security interest in such property that secures indebtedness for borrowed money and is prior to or upon a parity with the lien of this Indenture;

(c)                                  Paragraph F. of the definition of “Permitted Exceptions” in Section 1.1 of the Original Indenture is hereby amended in its entirety such that paragraph F. thereof, as amended, will read in its entirety as follows:

F.                                      liens in respect of judgments or awards (i) with respect to which there exists a stay of execution pending such appeal or proceedings for review and with respect to which the Company shall in good faith currently be prosecuting an appeal or proceedings for review and shall have set aside on its books adequate reserves or (ii) which are fully covered by insurance;

(d)                                 Paragraph K. of the definition of “Permitted Exceptions” in Section 1.1 of the Original Indenture is hereby amended in its entirety such that paragraph K. thereof, as amended, will read in its entirety as follows:

K.                                    leases and permits for occupancy (i) for a term of not more than ten (10) years (including any extensions or renewals) or (ii) if for a term of more than ten (10) years which do not materially impair the Company’s use of the property in the conduct of its business;

(e)                                  Paragraph O. of the definition of “Permitted Exceptions” in Section 1.1 of the Original Indenture is hereby amended in its entirety such that paragraph O. thereof, as amended, will read in its entirety as follows:

O.                                    any restrictions, covenants, defects or irregularities in or other deficiencies of title to any easement or rights-of-way of or used by the Company for pipe lines, telephone lines, telecommunications lines, power lines, towers, poles, wires, conduits, mains, electric transmission lines and distribution lines, substations, metering stations, signal transmission and distribution lines or for similar purposes, to any real property of the Company owned in fee used or to be used by the Company primarily for such purposes, or to any appurtenances to any such easement, right-of-way or real property or other improvements on any such easement, right-of-way or real property, if (i) in the case of easements or rights-of way, the Company shall have obtained from the apparent owner of the lands or estates therein covered by any such easement or right-of-way a sufficient right, by the terms of the instrument granting such easement or right-of-way, to the use thereof for the construction, operation or maintenance of the lines, appurtenances or improvements for which the same are used or are to be used, (ii) the Company has power under eminent domain, or similar statutes, to remove such restrictions, covenants, defects, irregularities or other deficiencies, or (iii) such restrictions, covenants, defects, irregularities or other deficiencies may be otherwise remedied without undue effort or expense;

(f)                                   Paragraph B. of the definition of “Property Additions” in Section 1.1 of the Original Indenture is hereby amended in its entirety, such that paragraph B. thereof, as amended, will read in its entirety as follows:

B.                                    property located or constructed (i) on, over or under public highways, rivers or other public property if the Company has the lawful right under permits, licenses or franchises granted by a governmental body having jurisdiction in the premises or by the law of the state in which such property is located or (ii) on, over or under other property subject to easements and rights of way described in paragraph A above, if the Company has the right under such permits, licenses, franchises, law, easements or rights of way to maintain and operate such property for an unlimited, indeterminate or indefinite period or for the period, if any, specified in such permit, license, franchise, law, easement or right of way and to remove such property at the expiration of the period covered by such permit, license, franchise, law, easement or right of way or if the terms of such permit, license, franchise, law, easement or right of way require any public authority or grantor thereof having the right to take over such property to pay fair consideration therefor; and

(g)                                  Paragraph (4) of the definition of “Property Additions” in Section 1.1 of the Original Indenture is hereby amended in its entirety such that paragraph (4) thereof, as amended, will read in its entirety as follows:

(4)                                 except as provided in paragraph C above, any plant or system or other property in which the Company shall acquire only a leasehold interest, or any betterments, extensions, improvements or additions (other than movable physical personal property which the Company has the right to remove), of, upon or to any plant or system or other property in which the Company shall own only a leasehold interest unless in the case of betterments, extensions, improvements or additions of, upon or to any plant or system or other property in which the Company shall own only a leasehold interest (i) the term of the leasehold interest in the property to which such betterment, extension, improvement or addition relates (including any periods for which the Company has the option to extend or renew such leasehold interest) shall extend for at least 75% of the estimated useful economic life of such betterment, extension, improvement or addition and (ii) the lessor shall have agreed to give the Trustee reasonable notice and opportunity to cure any default by the Company under such lease and not to disturb the Trustee’s possession of such leasehold estate in the event the Trustee succeeds to the Company’s interest in such lease upon the Trustee’s exercise of any remedies under this Indenture so long as there is no default in the performance of the tenant’s covenants contained therein; or

(h)                                 The definition of “Retired” in Section 1.1 of the Original Indenture is hereby amended in its entirety such that such definition, as amended, will read in its entirety as follows:

“Retired” means, when used with respect to property, Bondable Property that, since the Cut-Off Date, has been retired, abandoned, destroyed, worn out, removed, permanently discontinued, lost through the enforcement of any liens or released, sold or otherwise disposed of free of the lien of this Indenture or taken by eminent domain or under the exercise of a right of a government authority to purchase or take the same or recorded as retired on the books of the Company or permanently retired from service for any reason, whether or not replaced, or shall have permanently ceased to be used or useful in the business of the Company, including as a consequence of the termination of any lease, whether or not recorded as retired on the books of the Company, except that, when a minor item of property has been replaced by other property of equal value and efficiency and the cost of such replacement has been charged to other than fixed property accounts such as maintenance, repairs or other similar account, the property replaced shall not be considered as Retired; PROVIDED, HOWEVER, that with respect to any Bondable Property that would otherwise be considered as Retired under this definition, if

(a) the Board of Directors has approved the recovery in the Company’s Rates of all or some portion of the value of such Bondable Property in the form of a regulatory or similar asset,

(b) the Company has in place power purchase and sale or similar agreements with its members providing in the aggregate for the recovery of the amortization of such regulatory or similar assets in Rates, which agreements have a remaining term of not less than such approved recovery period, and

(c) all regulatory approvals or determinations needed at the time for such recovery, if any, have been obtained and are in full force and effect,

then as and to the extent elected by the Company, and for so long as the Company is in compliance with the requirements of Section 13.14 and continues to recover such regulatory or similar assets in Rates in accordance with such Board of Directors approval, (1) such Bondable Property shall not be considered as Retired under this definition in an amount equal to the amount of such regulatory or similar asset approved by the Board of Directors, and (2) to the extent that on the date of such Board of Directors approval the amount of Retirements for such Bondable Property exceeds the approved amount of such regulatory or similar asset, then a portion of such Bondable Property in an amount equal to such excess shall be considered as Retired under this definition.

(i)            The definition of “Title Evidence” in Section 1.1 of the Original Indenture is hereby amended in its entirety such that such definition, as amended, will read in its entirety as follows:

“Title Evidence” means:

A.            with respect to any real property, other than real property covered by paragraphs B, C or D below:

(1)           an Opinion of Counsel to the effect that the Company has such title, whether fairly deducible of record or based upon prescriptive rights, as in the opinion of counsel, based upon information from the Company as to the nature and duration of the use of such property, is satisfactory for the use thereof in connection with the operations of the Company, and counsel, in giving such opinion, may disregard any irregularity or deficiency in the record evidence of title which, in the opinion of such counsel, can be cured by proceedings within the power of the Company or, based upon information from the Company as to the nature and duration of the use of such property, does not substantially impair the usefulness of such property for the purpose for which the Company intends or expects to use such property, and may base such opinion upon his own investigation or upon affidavits, certificates, abstracts of title, statements or investigations made by Persons in whom such counsel has confidence or upon certificates or guaranties of title or policies of title insurance in which he has confidence, and, without limiting the foregoing, counsel may rely solely upon an Officers’ Certificate as to matters regarding the use of such property in the operations of the Company or the usefulness of such property for the purpose for which the Company intends or expects to use such property; or

(2)           a loan policy of title insurance (or a commitment to issue a loan policy of title insurance containing only standard conditions to issuance or such other conditions to issuance as are satisfactory to the Trustee) in the amount of the Cost to the Company of the land included in Property Additions, issued in favor of the Trustee by an entity authorized to insure title in the state in which the real property is located, showing the

Company as the owner of the subject land and insuring the lien of this Indenture as to such land; and

B.            with respect to easements or rights-of-way, other than easements or rights-of-way covered by paragraphs C or D below:

(1)           an Opinion of Counsel to the effect that (i) the Company shall have obtained from the apparent owner of the lands or estates therein covered by any such easement or right-of-way a sufficient right, by the terms of the instrument granting such easement or right-of-way, to the use thereof for the construction, operation or maintenance of the lines, appurtenances or improvements for which the same are used or are to be used, (ii) the Company has power under eminent domain, or similar statutes, to remove any restrictions, covenants, defects or irregularities in or other deficiencies of title to such easements or rights-of-way, or (iii) any restrictions, covenants, defects or irregularities in or other deficiencies of title to such easements or rights-of-way may be otherwise remedied without undue effort or expense, and counsel, in giving such opinion, may base such opinion upon his own investigation or upon affidavits, certificates, abstracts of title, statements or investigations made by Persons in whom such counsel has confidence or upon certificates or guaranties of title or policies of title insurance in which he has confidence, and, without limiting the foregoing, counsel may rely solely upon an Officers’ Certificate as to the identity of the apparent owner of the lands or estates therein covered by any such easement or right-of-way, the use or intended of such easement or right-of-way by the Company and the ability to remedy any restrictions, covenants, defects or irregularities in or other deficiencies of title without undue effort or expense; or

(2)           a loan policy of title insurance (or a commitment to issue a loan policy of title insurance containing only standard conditions to issuance or such other conditions to issuance as are satisfactory to the Trustee) in the amount of the Cost to the Company of the easement or right-of-way included in Property Additions, issued in favor of the Trustee by an entity authorized to insure title in the state in which the easement or right-of-way is located, showing the Company as the owner of the subject easement or right-of-way and insuring the lien of this Indenture as to such easement or right-of-way; and

C.            with respect to any property described in paragraph C of the definition of “Property Additions” or any betterments, extensions, improvements or additions described in paragraph (4) of the definition of “Property Additions”:

(1)           as to any such property or betterments, extensions, improvements or additions not covered by paragraph C(2) below:

(a)           (i) an Opinion of Counsel to the effect that the owner-lessor has such title to any land subject to the leasehold interest, whether fairly deducible of record or based upon prescriptive rights, as in the opinion of counsel, based upon information from the Company as to the nature and duration of the use of such property, is satisfactory for the use thereof in connection with the operations of the Company, and counsel, in giving such opinion, may disregard any irregularity or deficiency in the record evidence of title which, in the opinion of such counsel, can be cured by proceedings within the power of the Company or, based upon information from the Company as to the nature and duration of the use of such property, does not substantially impair the usefulness of such property for the purpose for which the Company intends or expects to use such property, and may base such opinion upon his own investigation or upon affidavits, certificates, abstracts of title, statements or investigations made by Persons in whom such counsel has confidence or upon certificates or guaranties of title or policies of title insurance in which he has confidence, and, without limiting the foregoing, counsel may rely solely upon an Officers’ Certificate as to matters regarding the use of such property in the operations of the Company or the usefulness of such property for the purpose for which the Company intends or expects to use such property, or

(ii) a loan policy of title insurance including a leasehold endorsement (or a commitment to issue a loan policy of title insurance including a leasehold endorsement containing only standard conditions to issuance or such other conditions to issuance as are satisfactory to the Trustee) in the amount of the fair market value of the land subject to the leasehold interest determined on the date of such policy, issued in favor of the Trustee by an entity authorized to insure title in the state in which the land is located, showing the owner-lessor as the owner of the subject land and insuring the lien of this Indenture as to the Company’s leasehold interest in such land and, in the case of property described in paragraph C of the definition of “Property Additions,” as to such land; and

(b)           an Officers’ Certificate, (i) in the case of property described in paragraph C of the definition of “Property Additions,” stating that the Company has a valid leasehold interest in, and is possessed of, such property and (ii) in the case of betterments, extensions, improvements or additions described in paragraph (4) of the definition of “Property Additions,” stating that the Company owns such betterments, extensions, improvements or additions and has a valid leasehold interest in the plant or system or other property of, upon or to which such betterments, extensions, improvements or additions were made, and the related lease complies with the requirements of paragraph (4) of the definition of “Property Additions”; and

(2)           with respect to (i) any such property that constitutes personal property or fixtures or real property solely as a consequence of being affixed to or erected on either (y) real property that was leased by the Company prior to the Cut-Off Date or (z) real property that was leased by the Company after the Cut-Off Date and as to which the Company has concurrently or previously provided Title Evidence to the Trustee as described in paragraph C(1) above, and (ii) any betterments, extensions, improvements or additions of, upon or to (I) any plant or system or other property that was leased by the Company prior to the Cut-Off Date or (II) any plant or system or other property that was leased by the Company after the Cut-Off Date and as to which the Company has concurrently or previously provided Title Evidence to the Trustee as described in paragraph C(1) above:

an Officers’ Certificate, (i) in the case of property described in paragraph C of the definition of “Property Additions,” stating that the Company has a valid leasehold interest in, and is possessed of, such property and (ii) in the case of betterments, extensions, improvements or additions described in paragraph (4) of the definition of “Property Additions,” stating that the Company owns such betterments, extensions, improvements or additions and has a valid leasehold interest in the plant or system or other property of, upon or to which such betterments, extensions, improvements or additions were made, and the related lease complies with the requirements of paragraph (4) of the definition of “Property Additions”; and

D.            with respect to any personal property or any other property (other than personal property or other property covered by paragraph C above) that may constitute fixtures or real property solely as a consequence of being affixed to or erected on any of (i) real property that was owned by the Company prior to the Cut-Off Date or subject to easements or rights-of-way in favor of the Company prior to the Cut-Off Date, or (ii) real property that was acquired by the Company after the Cut-Off Date or subject to easements or rights-of-way in favor of the Company after the Cut-Off Date and as to which the Company has concurrently or previously provided Title Evidence to the Trustee:

an Officers’ Certificate stating that the Company owns such personal property, fixtures or real property, as applicable, and with respect to such fixtures or real property, the Company has or continues to have title to, or easements or rights-of-way in, the real property referred to in subclauses (i) or (ii) in paragraph D above, as the case may be, satisfactory for the use thereof in connection with the operations of the Company and of a nature consistent with paragraphs A and B of this definition of “Title Evidence.”

Section 1.4            Amendment of Section 3.5 of the Original Indenture.  The second to last paragraph of Section 3.5 of the Original Indenture is hereby amended in its entirety, such that such second to last paragraph, as amended, will read in its entirety as follows:

All Additional Obligations shall be dated as provided in the Supplemental Indenture creating such Additional Obligations or, in the absence thereof, the date of their authentication.

Section 1.5            Amendment of Section 4.1 of the Original Indenture.  Paragraph C.(1) of Section 4.1 of the Original Indenture is hereby amended in its entirety, such that paragraph C.(1) thereof, as amended, will read in its entirety as follows:

(1)           specifying the certificate or other evidence that shows, or cash deposit that will provide for, compliance with the requirements, if any, of any tax or recording or filing law (other than fees for the recording of documents, for which no cash deposit with the Trustee shall be required) applicable to the initial issuance of the Additional Obligations then applied for, or stating that there is no such legal requirement;

Section 1.6            Amendment of Section 4.2 of the Original Indenture.

(a)           The introductory clause in paragraph B. of Section 4.2 of the Original Indenture is hereby amended, such that the introductory clause in paragraph B. thereof, as amended, will read in its entirety as follows:

A Certificate as to Bondable Additions, dated not more than thirty (30) days prior to the date of the related Application, showing in substance:

(b)           Paragraphs G. and H. of Section 4.2 of the Original Indenture are hereby amended in their entirety, such that paragraphs G. and H. thereof, as amended, will read in their entirety as follows:

G.            Title Evidence, dated within five (5) days prior to the date of filing thereof (except Property Additions that have been Retired, in which case the Title Evidence may be dated as of a date immediately prior to the Retirement).

H.            To the extent not otherwise covered by the Title Evidence provided pursuant to paragraph G above, an Opinion of Counsel (which may be based on opinions of other counsel believed by such counsel to be reliable), dated within five (5) days prior to the date of filing thereof, to the effect that the Indenture is or, upon delivery of the instruments of conveyance, transfer or assignment, if any, specified therein, will be (i) a valid lien upon the Property Additions described in the Certificate (except Property Additions that have been Retired), and (ii) with respect to Property Additions described in paragraph C or paragraph (4) of the definition of “Property Additions,” a valid lien upon the Company’s leasehold interest, in each case subject to no Prior Liens other than Prior Liens permitted by the proviso to Section 5.2D(2); PROVIDED, that such opinion may be limited, with respect to personal property, to such Property Additions in which a lien may be perfected by filing a financing statement under the Uniform Commercial Code.

Section 1.7            Amendment of Section 4.11 of the Original Indenture.  Paragraph D of Section 4.11 of the Original Indenture is hereby amended in its entirety, such that paragraph D thereof, as amended, will read in its entirety as follows:

D.            An Opinion of Counsel stating that either (i) the applicable Qualified EPC Contract or (ii) if the property with respect to which the proceeds of the Certified Progress Payments have been paid is jointly or commonly owned, the contracts evidencing and governing such joint ownership, is or are part of the Trust Estate and that the actions taken by the Company under this Section with respect to the delivery of documents to the Trustee conforms to the requirements of this Indenture and that, upon the basis of the Application, the conditions precedent provided for in this Indenture relating to the authentication and delivery of the Additional Obligations therein applied for have been complied with.

Section 1.8            Amendment of Section 5.1 of the Original Indenture.

(a)           Paragraphs C. and D. of Section 5.1 of the Original Indenture are hereby amended in their entirety, such that paragraphs C. and D. thereof, as amended, will read in their entirety as follows:

C.            to surrender, free and clear of the lien of this Indenture, or modify any franchise, right (charter and statutory), license or permit subject to the lien of this Indenture which it may own or hold or under which it may be operating, PROVIDED that, in the opinion of the Board of Directors or an Officer of the Company, the preservation of such franchise, right, license or permit is no longer reasonably necessary, or with respect to any modification, that such modification is desirable, in the conduct of the business of the Company, PROVIDED FURTHER that the exercise of the right of any municipality or any other political subdivision to terminate a permit, license or franchise shall not be deemed to be a surrender or modification of the same, and PROVIDED FURTHER that, if the Company shall receive any money or property as consideration or compensation for such surrender or modification, such money (to the extent it exceeds $500,000 per surrender or modification) or property, forthwith upon its receipt by the Company, shall be deposited with the Trustee (unless otherwise required by a Prior Lien) or otherwise subjected to the lien of this Indenture;

D.            to grant, and subordinate the lien of the Indenture to, rights-of-way, easements, licenses and permits over or in respect of any property constituting part of the Trust Estate, or release or cancel, free and clear of the lien of the Indenture, rights-of-way, easements, licenses and permits constituting part of the Trust Estate, PROVIDED that, in the opinion of the Board of Directors or an Officer of the Company, no such grant will in any material respect impair the usefulness of such property in the conduct of the Company’s business and no such release shall occur with respect to any right-of-way or easement that is necessary to the operation of the System, and PROVIDED FURTHER that any cash consideration in excess of $500,000 (per grant or release) received by the Company upon or in connection with the granting thereof, forthwith upon its receipt by the Company, shall be deposited with the Trustee (unless otherwise required by a Prior Lien);

(b)           Paragraph I. of Section 5.1 of the Original Indenture is hereby amended in its entirety, such that paragraph I. thereof, as amended, will read in its entirety as follows:

I.             to sell, exchange or otherwise dispose of any fuel in the ordinary course of business or in connection with the environmental treatment of such fuel, free and clear of the lien of this Indenture; and

(c)           Section 5.1 of the Original Indenture is hereby amended by adding the following paragraph J. immediately following paragraph I. of such Section 5.1, such that paragraph J. thereof will read in its entirety as follows:

J.             to enter into, and subordinate the lien of this Indenture to, leases or permits of occupancy meeting the requirements of paragraph K of the definition of “Permitted Exceptions” over or in respect of any property constituting part of the Trust Estate.

Section 1.9            Amendment of Section 5.4 of the Original Indenture.  Section 5.4 of the Original Indenture is hereby amended by adding the following language to the end of such Section 5.4:

Upon receipt of a Company Request, the Trustee shall execute and deliver a subordination, non-disturbance, attornment or similar agreement in favor of the beneficiary of any Permitted Exception whose identity is certified to the Trustee by the Company.

Section 1.10         Addition of Section 5.10 to the Original Indenture.  The following Section 5.10 is hereby added to the end of Article V of the Original Indenture immediately following Section 5.9 of the Original Indenture:

Section 5.10         Excludable Property.

Upon receipt of an Officers’ Certificate identifying the Excludable Property, the Trustee shall execute and deliver a release or other document to be recorded, registered or filed evidencing that such Excludable Property is not subject to the lien of this Indenture.

Section 1.11         Amendment of Section 6.5 of the Original Indenture.

(a)           Paragraph A. of Section 6.5 of the Original Indenture is hereby amended in its entirety, such that paragraph A. thereof, as amended, will read in its entirety as follows:

A.            A Board Resolution directing the application pursuant to this Section of Trust Moneys and, in case any such moneys are to be applied to redemption or payment, designating the Obligations so to be redeemed or paid and stating the applicable Redemption Price, if any, or authorizing such designation and statement to be made in an Officers’ Certificate, and, in case such moneys are to be applied to the purchase of Obligations, prescribing the method of purchase, the price or prices to be paid and the maximum principal amount of Obligations to be purchased or authorizing the prescription of such method, price, and maximum principal amount to be made in an Officers’ Certificate, and in the case such moneys are to be applied to the payment of principal on Obligations, designating the Obligations on which such payments are to be made, specifying the amount to be paid and stating the applicable penalties or premiums, if any, or authorizing such designation, specification and statement to be made in an Officers’ Certificate.

(b)           Paragraph D. of Section 6.5 of the Original Indenture and the paragraph immediately following such paragraph D. are hereby amended in their entirety, such that paragraph D. thereof and the paragraph immediately following such paragraph D., as amended, will read in their entirety as follows:

D.            An Opinion of Counsel stating that the documents and the cash, if any, which have been or are therewith delivered to and deposited with the Trustee conform to the requirements of this Indenture, and that, upon the basis of such Application, all conditions precedent herein provided relating to such application of Trust Moneys under this Section have been complied with.

Upon compliance with the foregoing provisions of this Section, the Trustee shall apply Trust Moneys as requested by a Company Request, in an amount up to, but not exceeding, the principal amount of the Obligations so redeemed, paid or purchased, or the principal amount of the Obligations so paid, using the cash deposited pursuant to paragraph B above, to the extent necessary, to pay any accrued interest, penalty and premium required in connection with such redemption, purchase or payment.

Section 1.12         Amendment of Section 13.4 of the Original Indenture.  Section 13.4 of the Original Indenture is hereby amended in its entirety, such that Section 13.4, as amended, will read in its entirety as follows:

Section 13.4         Ownership of Property.

At the time of the execution and delivery of this instrument, the Company owns and holds the real property specifically described in Subdivision A of

Granting Clause First in fee (or such other estate as may be specified therein) and owns and holds the other interests in real property specifically described in Granting Clause First, subject to Permitted Exceptions, and such property is subject to no Prior Liens (other than Prior Liens permitted by Section 13.6), and the Company has full power and lawful authority to grant, bargain, sell, alienate, remise, release, convey, assign, transfer, mortgage, hypothecate, pledge, set over and confirm such real property and interests in real property in the manner and form aforesaid.

The Company lawfully owns and is possessed of the personal property described in Granting Clauses First and Second (other than property of the Company acquired after the time of the execution and delivery of this Indenture), subject to Permitted Exceptions and subject to no Prior Liens (other than Prior Liens permitted by Section 13.6), and has full power and lawful authority to grant, bargain, sell, alienate, remise, release, convey, assign, transfer, mortgage, hypothecate, pledge, set over, and confirm (and create a security interest in) such personal property in the manner and form aforesaid.

The Company hereby does and will forever warrant and defend its ownership, as set forth above, of the property and interests in property described in Granting Clauses First and Second against all claims and demands of all persons whomsoever that are inconsistent with or otherwise contest such ownership.

Section 1.13         Amendment of Section 13.8 of the Original Indenture.  Section 13.8 of the Original Indenture is hereby amended in its entirety, such that Section 13.8, as amended, will read in its entirety as follows:

Section 13.8         To Insure.

The Company will at all times keep all its property of an insurable nature and of the character usually insured by companies operating similar properties, insured in amounts customarily carried, and against loss or damage from such causes as are customarily insured against, by similar companies. All such insurance shall be effected with responsible insurance carriers.

All policies or other contracts for such insurance upon any part of the Trust Estate shall (a) provide that the proceeds of such insurance (except, in the case of any particular casualty resulting in damage or destruction, proceeds of such insurance not exceeding $2,000,000 in the aggregate) shall be payable, subject to the requirements of any Prior Lien, to the Trustee as its interest may appear (by means of a standard mortgagee clause or other similar clause acceptable to the Trustee, without contribution); and (b) contain an agreement by the insurer that, notwithstanding any right of cancellation reserved to such insurer, such policy or contract shall continue in force for the benefit of the Trustee for at least thirty (30) days (or such shorter time period acceptable to the Trustee) after written notice to the Trustee of cancellation; except in each case with respect to any part of the Trust Estate subject to any ownership contract relating to property owned in common or jointly with the Company or any contract providing for the engineering, procurement or construction of generation or related facilities (including electric transmission and fuel supply facilities) pursuant to which the proceeds of insurance shall be payable to a third party or to the Company.

As soon as practicable after the execution of this Indenture, and within ninety (90) days after the close of each calendar year thereafter, and at any time upon the request of the Trustee, the Company will file with the Trustee an Officers’ Certificate stating that the Company is in compliance with the insurance requirements of this Section 13.8, and the Trustee may conclusively rely on such Certificate.

Any appraisement or adjustment or any loss or damage of or to any part of the Trust Estate and any settlement in respect thereof which may be agreed upon between the Company and any insurer, as evidenced by an Officers’ Certificate, shall be accepted by the Trustee.

All proceeds of insurance received by the Trustee shall be held and paid over or applied by the Trustee as provided in Article VI.

With respect to all proceeds of any insurance on any part of the Trust Estate not payable to the Trustee or the trustee, mortgagee or other holder of a Prior Lien, the Company shall apply such proceeds, or shall cause any third party in receipt of such proceeds to apply all such proceeds, to the repair, rebuilding or replacement of the property destroyed or damaged or shall deposit such proceeds, or cause any third party in receipt of such proceeds to deposit all such proceeds, with the Trustee to be held and paid over or applied by it as provided in Article VI.

Section 1.14         Amendment of Section 13.10 of the Original Indenture.  Section 13.10 of the Original Indenture is hereby amended so as to add the following proviso to the end of Section 13.10:

PROVIDED, HOWEVER, the Company shall not be required to make available any information supplied to it by a third party (other than an Affiliate) if such information is subject to a confidentiality agreement with such third party except to the extent allowed by, and subject to the terms of, such confidentiality agreement.

Section 1.15         Amendment of Section 13.12 of the Original Indenture.  The first paragraph of Section 13.12 of the Original Indenture is hereby amended in its entirety, such that such first paragraph, as amended, will read in its entirety as follows:

The Company will deliver to the Trustee, within one hundred and twenty (120) days after the end of each calendar year, a written statement signed by the principal executive officer and by the principal financial officer or principal accounting officer of the Company stating, as to each signing officer thereof, that a review of the activities of the Company during such year and of its performance under the Indenture has been made under such officer’s supervision, and to the best of the officer’s knowledge, based on such review, the Company has fulfilled all of its obligations under this Indenture in all material respects throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and the status thereof.

Section 1.16         Amendment of Section 13.14 of the Original Indenture.  Section 13.14 of the Original Indenture is hereby amended in its entirety, such that Section 13.14, as amended, will read in its entirety as follows:

Section 13.14       Rate Covenant.

The Company shall establish and collect rates, rents, charges, fees and other compensation (collectively, “Rates”) for the use or the sale of the output, capacity or service of the System that, together with other moneys available to the Company, produce moneys sufficient to enable the Company to comply with all its covenants under this Indenture.  Subject to any necessary regulatory approval or determination, including, as and to the extent required, the approval or determination of RUS, the Company also shall establish and collect Rates for the use or the sale of output, capacity or service of the System that, together with other revenues available to the Company, are reasonably expected to yield Margins for Interest for each fiscal year of the Company equal to at least 1.10 times Interest Charges for such period.  Promptly upon any material change in the circumstances which were contemplated at the time such Rates were most recently reviewed, but not less frequently than once every twelve (12) months, the Company shall review the Rates so established and shall promptly establish or revise such Rates as necessary to comply with the foregoing requirements; PROVIDED, HOWEVER, that if (i) upon any such review of Rates based on a material change in circumstances, the Company determines that Rates are required to be established or revised in order for the Company to comply with this Section and (ii) there are less than six (6) calendar months remaining in the current fiscal year, it will be sufficient for purposes of complying with this Section if the Company establishes or revises its Rates for the next fiscal year so as to reasonably expect to meet the covenant for such next fiscal year, subject in the case of the foregoing Margins for Interest requirement to any necessary regulatory approval or determination, including, as and to the extent required, that of RUS. The Company will not furnish or supply or cause to be furnished or supplied any use, output, capacity or service of the System with respect to which a charge is regularly or customarily made, free of charge to any Person, and the Company will use commercially reasonable efforts to enforce the payment of any and all accounts owing to the Company with respect to the use, output, capacity or service of the System.

ARTICLE II

MISCELLANEOUS

Section 2.1            Supplemental Indenture.  This Seventy-Fifth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture, and shall form a part thereof, and the Original Indenture, as heretofore supplemented and as hereby supplemented and amended, is hereby confirmed.  All capitalized terms used in this Seventy-Fifth Supplemental Indenture but not defined herein shall have the same meanings ascribed to them in the Original Indenture, as such terms may have been or may be amended or modified from time to time pursuant to the Indenture, except in cases where the context clearly indicates otherwise.  All references herein to Sections, Articles, definitions or other provisions of the Original Indenture shall be to such Sections, Articles, definitions or other provisions as they may be amended or modified from time to time pursuant to the Indenture.

Section 2.2            Recitals.  All recitals in this Seventy-Fifth Supplemental Indenture are made by the Company only and not by the Trustee; and all of the provisions contained in the Original Indenture, in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full.

Section 2.3            Successors and Assigns.  Whenever in this Seventy-Fifth Supplemental Indenture any of the parties hereto is named or referred to, this shall, subject to the provisions of Articles IX and XI of the Original Indenture, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Seventy-Fifth Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

Section 2.4            No Rights, Remedies, Etc.  Nothing in this Seventy-Fifth Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the Holders of the Outstanding Secured Obligations, any right, remedy or claim under or by reason of this Seventy-Fifth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Seventy-Fifth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the Holders of Outstanding Secured Obligations.

Section 2.5            Counterparts.  This Seventy-Fifth Supplemental Indenture may be executed in several counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts, or as many of them as the Company and the Trustee shall preserve undestroyed, shall together constitute but one and the same instrument.

[Signatures Begin on Next Page.]

IN WITNESS WHEREOF, the parties hereto have caused this Seventy-Fifth Supplemental Indenture to be duly executed under seal as of the day and year first written above.

Company:		OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), an electric membership corporation organized under the laws of the State of Georgia

		By:	/s/ Elizabeth B. Higgins
Elizabeth B. Higgins
Executive Vice President and
Chief Financial Officer

Signed, sealed and delivered		Attest:	/s/ Jo Ann Smith
by the Company in the presence of:			Jo Ann Smith
Assistant Secretary

/s/ Shalewa Smith		[CORPORATE SEAL]
Witness

/s/ Sharon H. Wright
Notary Public

(Notarial Seal)

My commission expires:	October 22, 2019

[Signatures Continued on Next Page.]

[Signatures Continued from Previous Page]

Trustee:		U.S. BANK NATIONAL ASSOCIATION,
a national banking association

		By:	/s/ Jack Ellerin
Authorized Agent

Signed and delivered
by the Trustee in the
presence of:

/s/ Felicia Powell
Witness

/s/ Mary Easton
Notary Public

(Notarial Seal)

My commission expires:	May 13, 2018

Schedule 1

RECORDING INFORMATION

FOR

COUNTY, GEORGIA

DOCUMENT	RECORDING INFORMATION	DATE OF RECORDING
Original Indenture
First Supplemental Indenture
Second Supplemental Indenture
Third Supplemental Indenture
Fourth Supplemental Indenture
Fifth Supplemental Indenture
Sixth Supplemental Indenture
Seventh Supplemental Indenture
Eighth Supplemental Indenture
Ninth Supplemental Indenture
Tenth Supplemental Indenture
Eleventh Supplemental Indenture
Twelfth Supplemental Indenture
Thirteenth Supplemental Indenture
Fourteenth Supplemental Indenture
Fifteenth Supplemental Indenture
Sixteenth Supplemental Indenture
Seventeenth Supplemental Indenture
Eighteenth Supplemental Indenture
Nineteenth Supplemental Indenture
Twentieth Supplemental Indenture
Twenty-First Supplemental Indenture
Twenty-Second Supplemental Indenture
Twenty-Third Supplemental Indenture

DOCUMENT	RECORDING INFORMATION	DATE OF RECORDING
Twenty-Fourth Supplemental Indenture
Twenty-Fifth Supplemental Indenture
Twenty-Sixth Supplemental Indenture
Twenty-Seventh Supplemental Indenture
Twenty-Eighth Supplemental Indenture
Twenty-Ninth Supplemental Indenture
Thirtieth Supplemental Indenture
Thirty-First Supplemental Indenture
Thirty-Second Supplemental Indenture
Thirty-Third Supplemental Indenture
Thirty-Fourth Supplemental Indenture
Thirty-Fifth Supplemental Indenture
Thirty-Sixth Supplemental Indenture
Thirty-Seventh Supplemental Indenture
Thirty-Eighth Supplemental Indenture
Thirty-Ninth Supplemental Indenture
Fortieth Supplemental Indenture
Forty-First Supplemental Indenture
Forty-Second Supplemental Indenture
Forty-Third Supplemental Indenture
Forty-Fourth Supplemental Indenture
Forty-Fifth Supplemental Indenture
Forty-Sixth Supplemental Indenture
Forty-Seventh Supplemental Indenture
Forty-Eighth Supplemental Indenture
Forty-Ninth Supplemental Indenture
Fiftieth Supplemental Indenture
Fifty-First Supplemental Indenture
Fifty-Second Supplemental Indenture
Fifty-Third Supplemental Indenture

DOCUMENT	RECORDING INFORMATION	DATE OF RECORDING
Fifty-Fourth Supplemental Indenture
Fifty-Fifth Supplemental Indenture
Fifty-Sixth Supplemental Indenture
Fifty-Seventh Supplemental Indenture
Fifty-Eighth Supplemental Indenture
Fifty-Ninth Supplemental Indenture
Sixtieth Supplemental Indenture
Sixty-First Supplemental Indenture
Sixty-Second Supplemental Indenture
Sixty-Third Supplemental Indenture
Sixty-Fourth Supplemental Indenture
Sixty-Fifth Supplemental Indenture
Sixty-Sixth Supplemental Indenture
Sixty-Seventh Supplemental Indenture
Sixty-Eighth Supplemental Indenture
Sixty-Ninth Supplemental Indenture
Seventieth Supplemental Indenture
Seventy-First Supplemental Indenture
Seventy-Second Supplemental Indenture
Seventy-Third Supplemental Indenture
Seventy-Fourth Supplemental Indenture